UNITED STATES
		       SECURITIES AND EXCHANGE COMMISSION
			           Washington, D.C.  20549

            				   SCHEDULE 13G

      Under the Securities Exchange Act of 1934
      			      (Amendments No.      )*



		            PERMIAN BASIN ROYALTY TRUST
   _______________________________________________
            				 (Name of Issuer)


         			  UNITS OF BENEFICIAL INTEREST
   _______________________________________________
             (Title of Class Securities)


                      714236106
   _______________________________________________
  		                (CUSIP Number)



        			         JUNE 15, 1999
   _______________________________________________________
   (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [X]	Rule 13d-1(b)
     [ ]	Rule 13d-1(c)
     [ ]	Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.  714236106


1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     McMorgan & Company


2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)


3.   SEC Use Only________________________________________________


4.   Citizenship or Place of Organization

     California


      NUMBER OF         5.  Sole Voting Power         5,000,000

 SHARES BENEFICIALLY 	  6.  Shared Voting Power       0

      OWNED BY
			                     7.  Sole Dispositive Power    5,000,000
   EACH REPORTING

    PERSON WITH: 	      8.  Shared Dispositive Power  0


9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     5,000,000

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares (See Instructions)   [ ]

11.  Percent of Class Represented by Amount in Row (9)

     10.73%

12.  Type of Reporting Person (See Instructions)

     IA, CO


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CUSIP No.  714236106

1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Morton, Thomas Allan


2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)


3.  SEC Use Only___________________________________________________


4.  Citizenship or Place of Organization

    United States


      NUMBER OF         5.  Sole Voting Power         5,000,000

 SHARES BENEFICIALLY 	  6.  Shared Voting Power       0

      OWNED BY
			                     7.  Sole Dispositive Power    5,000,000
   EACH REPORTING

    PERSON WITH: 	      8.  Shared Dispositive Power  0


9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     5,000,000

10.  Check if the Aggregate Amount in Row (9) Excludes
     Shares (See Instructions)   [ ]

11.  Percent of Class Represented by Amount in Row (9)

     10.73%

12.  Type of Reporting Person (See Instructions)

     IN, OO (Control Person)



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CUSIP No.  714236106


1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     O'Toole, Terry Allen


2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)
     (b)


3.   SEC Use Only________________________________________________


4.   Citizenship or Place of Organization

     United States


      NUMBER OF         5.  Sole Voting Power         5,000,000

 SHARES BENEFICIALLY 	  6.  Shared Voting Power       0

      OWNED BY
			                     7.  Sole Dispositive Power    5,000,000
   EACH REPORTING

    PERSON WITH: 	      8.  Shared Dispositive Power  0


9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     5,000,000


10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares (See Instructions)


11.  Percent of Class Represented by Amount in Row (9)

     10.73%


12.  Type of Reporting Person (See Instructions)

     IN, OO (Control Person)


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Item 1.

  (a)  Name of Issuer

       Permian Basin Royalty Trust

  (b)  Address of Issuer's Principal Executive Offices

       1300 Summit Avenue
       Fort Worth, Texas  76102

Item 2.

  (a)  Name of Person Filing

       (i)	  McMorgan & Company ("McMorgan")
       (ii)	 Thomas Allan Morton ("Morton")
       (iii)	Terry Allen O'Toole ("O'Toole")

  (b)  Address of Principal Business office or, if None, Residence

       (i)	  One Bush Street, Suite 800, San Francisco, CA  94104
       (ii)	 One Bush Street, Suite 800, San Francisco, CA  94104
       (iii)	One Bush Street, Suite 800, San Francisco, CA  94104

  (c)  Citizenship

       (i)	  McMorgan: California
       (ii)	 Morton: United States
       (iii)	O'Toole: United States

  (d)  Title of Class Securities

       Units of beneficial interest

  (e)  CUSIP Number

       714236106


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Item 3.	If this statement is filed pursuant to section 240.13d-1(b), or
        240.13d-2(b) or (c), check whether the person filing is a:

  (a)  [ ]  Broker or dealer registered under section 15 of the Act
            (15 U.S.C. 78o).

  (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

  (d) [ ] Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).

  (e)  [ ]  An investment adviser in accordance with section
	           240.13d-1(b)(1)(ii)(E).

  (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(ii)(F).

  (g)  [ ]  A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

  (j)  [x]  Group in accordance with section 240.13d-1(b)(ii)(J).


  This statement is filed by McMorgan, an investment adviser registered under the Investment Advisers Act of 1940, and its control persons Morton and O'Toole. (See, also, Exhibit A.)

Item 4.	Ownership

  Units of Beneficial Interest:

  (a)	Amount Beneficially Owned:   5,000,000

  (b)	Percent of Class:   10.73%

  (c)	Number of shares as to which the joint filers have:

        (i)    sole power to vote or to direct the vote:   5,000,000

        (ii)   shared power to vote or to direct the vote:   0

        (iii)  sole power to dispose or to direct the disposition
               of:   5,000,000

        (iv)   shared power to dispose of or to direct the disposition of: 0

Item 5.	Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [ ].


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Item 6.	 Ownership of More than Five Percent on Behalf of Another Person.

         N/A


Item 7.	 Identification and Classification of the Subsidiary Which Acquired
         the Security Being Reported on By the Parent Holding Company.

         N/A

Item 8.	 Identification and Classification of Members of the Group.

	 See Exhibit A.

Item 9.	 Notice of Dissolution of Group.

	 N/A

Item 10. Certification:

         (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

Date: July 9, 1999

McMorgan & Company


/s/ Teresa Matzelle
_________________________________________
Teresa Matzelle, Controller


/s/ Thomas Allan Morton
_________________________________________
Thomas Allan Morton, Control Person


/s/ Terry Allen O'Toole
_________________________________________
Terry Allen O'Toole, Control Person



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EXHIBIT A

Identification and Classification of Members of the Group


Pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

         Name                                      Classification

McMorgan & Company ("Adviser")       Investment adviser registered under the
                                     Investment Advisers Act of 1940, as
                                     amended.

Thomas Allan Morton                  A control person of the Adviser.

Terry Allen O'Toole                  A control person of the Adviser.


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EXHIBIT B

                 Joint Filing Agreement Pursuant to Rule 13d-1


This agreement is made pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.


Dated:  July 9, 1999

McMorgan & Company

/s/ Teresa Matzelle
_________________________________________
Teresa Matzelle, Controller


/s/ Thomas Allan Morton
_________________________________________
Thomas Allan Morton, Control Person


/s/ Terry Allen O'Toole
_________________________________________
Terry Allen O'Toole, Control Person


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EXHIBIT C


                      Disclaimer of Beneficial Ownership


Permian Basin Royalty Trust
Units of Beneficial Interest
5,000,000 Units



Thomas Allan Morton and Terry Allen O'Toole disclaim beneficial ownership as to all shares beneficially owned for Section 13(g) filing puposes by McMorgan & Company, as investment adviser.







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